UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2023

IGC PHARMA, INC.

(Exact name of registrant as specified in charter)

Maryland	001-32830	20-2760393
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10024 Falls Road, Potomac, Maryland 20859

(Address of principal executive offices) (Zip Code)

(301) 983-0998

(Registrant’s telephone number, including area code)

India Globalization Capital, Inc.
4336 Montgomery Ave., Bethesda MD 20814

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.0001 par value	IGC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

PFO Employment Agreement

On May 5, 2023, IGC Pharma Inc. (“IGC” or the “Company”) entered into an employment agreement (the “PFO Employment Agreement”) with the Company’s Vice President and Principal Financial Officer, Ms. Claudia Grimaldi (“Executive”) (the “2023 Employment Agreement”, the “PFO Employment Agreement”). The PFO Agreement has an initial five-year term (the “Initial Term”) and will automatically renew for an additional 12-month term at the end of the Initial Term  and each subsequent one-year anniversary thereafter, unless terminated by the Company or Executive pursuant to the terms of the PFO Employment Agreement.

The PFO Employment Agreement provides for an annual base salary of $200,000 and is subject to annual review by the Company’s Board of Directors (the (“Board”). In addition, under the PFO Employment Agreement, the Executive is eligible for an annual bonus and an annual grant of shares or options under the Company’s 2018 Omnibus Incentive Plan, as modified or revised, (the “Plan”), with vesting as determined by an award agreement and the Compensation Committee of the Board and approved by the Board.

Executive will be entitled to participate in all executive benefit plans maintained by the Company on substantially the same terms and conditions as other executives of the Company, including at least eight (8) days paid sick leave per year, twenty (20) days paid vacation per year, and all other holiday and leave, provided, that such time off be taken in accordance with IGC’s standard time off policies applicable to all other executives. Only vacation days not used in a twelve (12) month period will accrue and carry over to subsequent years and Executive will be eligible for vacation leave accrual payout upon termination.

The PFO Employment Agreement also provides that the Company must reimburse Executive for business expenses incurred in carrying out her duties and responsibilities under the PFO Employment Agreement. Also, the Company will provide Executive with the use of an automobile, plus gas and maintenance expenses, to be used by her in connection with the performance of her duties for the Company. Executive will reimburse the Company $95 per month for personal use of the automobile. The Company shall also provide the Executive with indemnity to the fullest extent permitted by law, reimbursement of business expenses, life insurance, health insurance, retirement benefits, deferred compensation, disability insurance, travel insurance, directors and officers insurance, and others as may be necessary from time to time.

Pursuant to the PFO Employment Agreement, if Executive resigns for “good reason” or the Company terminates Executive’s employment without “cause” or at the end of the term, does not “renew” the PFO Employment Agreement on substantially the same terms (in each case, as such term is defined in the PFO Employment Agreement), then the Company must pay Executive the greater of i) base pay for the remainder of the PFO Employment Agreement, payable over the remainder of the term in equal monthly payments, and (ii) 1.5 times the average of the total compensation, disclosed in the 10-K filed with the SEC, calculated over the previous two 10-K filings prior to termination date, with such payments to be made in eighteen equal monthly installments beginning on the first pay period following Executive’s delivery of the executed release; (iii) immediate vesting of any equity awards under the Plan that would have vested within eighteen months of the termination date had Executive’s employment not terminated; and (iv) health insurance shall continue, uninterruptedly, through the term of the PFO Employment Agreement, under the same terms as while the Executive was employed. The Company shall continue, uninterruptedly, to cover the Executive with Directors and Officers insurance (D&O) coverage, consistent with the Company’s policy and coverage of other directors, for a period of 10 years. The D&O coverage shall cover the years that the Executive served as the Vice President and Principal Financial Officer of the Company.

If Executive’s employment termination without “cause,” “non-renewal,” or “good reason resignation” occurs either (a) during a period of time when the Company is party to a fully executed letter of intent or a definitive corporate transaction agreement, the consummation of which would result in a “change in control” terms (in each case, as such term is defined in the PFO Employment Agreement) or (b) within twelve (12) months following the change in control, then the severance payment shall be 2.99 times instead of 1.5 times and shall be payable in a single cash payment on the sixtieth day following Executive’s termination date or the delivery of the executed release and all unvested equity awards under the Plan shall vest immediately.

Executive may terminate her employment with the Company for any reason (or no reason at all) at any time by giving Company ninety (90) days prior written notice of voluntary resignation.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Employment Agreement, effective as of May 9, 2023, by and between IGC Pharma, Inc. and Ms. Claudia Grimaldi. **
104	Cover Page Interactive Data File (formatted as Inline XBRL)

* Management contract or compensatory plan or arrangement.

** Certain schedules or similar attachments to this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K.

The registrant hereby agrees to furnish supplementally to the Securities and Exchange Commission upon request a copy of any omitted schedule or attachment to this exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGC Pharma, Inc.

Dated: May 5, 2023	By:	/s/ Ram Mukunda
Name: Ram Mukunda
Title: CEO